Exhibit A

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13D is, and any further amendments thereto signed by or on behalf of each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Dated: July 15, 2020

BlueCity Media Limited	By:	/s/ Baoli Ma
Name: Baoli Ma
Title: Director

Shimmery Sapphire Holding Limited	By:	/s/ LAU Lai Sze /s/ MOCK Yuk Sim
Name: LAU Lai Sze and MOCK Yuk Sim
Title: Director / Authorised Signatory (For and on behalf of Rustem Limited as Director of Shimmery Sapphire Holding Limited)

Cantrust (Far East) Limited	By:	/s/ LAU Lai Sze /s/ MOCK Yuk Sim
Name: LAU Lai Sze and MOCK Yuk Sim
Title: Director / Authorised Signatory (For and on behalf of Cantrust (Far East) Limited as Trustee of Shimmery Diamond Trust)

Baoli Ma	By:	/s/ Baoli Ma
Baoli Ma